Exhibit 10.1

Auriga Laboratories, Inc.
2029 Century Park East, Suite 1130
Los Angeles, CA 90067
June 22, 2007
Mr. Leon Dreimann
Salton Inc.
1955 Field Court
Lake Forest, IL 60045
Dear Mr. Dreimann:
It is with great pleasure that I welcome you (“You” or “Director”) to the Board of Directors (“Board”) of Auriga Laboratories, Inc. (“Auriga” or the “Company”) effective June 26, 2007 (the “Effective Date”). This letter agreement contains the terms and conditions of your directorship.
1. Term.
(a) This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Director is elected to the Board of Directors of Company.
(b) Notwithstanding the foregoing and provided that Director has not resigned, Company agrees to use its best efforts to re-elect Director to the Board.
2. Position and Responsibilities.
(a) Position. Company hereby retains Director to serve as a member of the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such positions in accordance with Company’s bylaws, charters and applicable law, including those services described on Exhibit A (the “Services”), and Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.
(b) Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders. Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.

(c) No Conflict. Director will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of the Board.
3. Compensation and Benefits.
(a) Director’s Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Director a fee at the rate of Two Thousand Five Hundred Dollars ($2,500) per month, which shall be paid in accordance with Company’s regularly established practices regarding the payment of Directors’ fees.
(b) Equity. During the term of this Agreement, You may be granted equity rights, as determined by Company’s Compensation Committee or the Board, in its sole discretion.
In addition, subject to approval of the Company’s Compensation Committee and Board, you shall be granted, an option to purchase up to One Hundred Fifty Thousand (150,000) shares of the Company’s common stock. The initial 25% of the shares shall vest on the Effective Date with the remaining shares vesting 4,687 shares per month so long as you are a Director for the Company.
(c) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company’s expense reimbursement guidelines.
(d) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law, as described in the indemnification agreement attached hereto as Exhibit B. The Company has Director’s and Officer’s liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates.
(e) Records. Director shall have reasonable access to books and records of Company, as necessary to enable Director to fulfill his obligations as a Director of Company.

4. Termination.
(a) Right to Terminate. At any time, Director may be removed as a Director as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign his directorship as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and in accordance with applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director, except as provided in Company’s Certificate of Incorporation, as amended, Company’s bylaws, as amended, and applicable law.
(b) Effect of Termination as Director. Upon a termination of Director’s status as a Director, this Agreement will terminate; Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination. Thereafter, all of Company’s obligations under this Agreement shall cease.
5. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.
6. This letter, and the attachments hereto, set forth the entire agreement between you and the Company regarding the terms of your directorship with the Company. Any modification to this agreement shall be in writing, signed by you and a duly authorized officer of the Company or a member of the Board. This agreement shall be construed and interpreted in accordance with the laws of the state of Delaware.
Welcome to Auriga Laboratories, Inc.!
Sincerely,

Philip S. Pesin
Chairman & Chief Executive Officer

Accepted by:		Date:

Mr. Leon Dreimann
1955 Field Court
Lake Forest, IL 60045

EXHIBIT A
DESCRIPTION OF SERVICES
Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Delaware or applicable law, the Certificate of Incorporation, as amended, and Bylaws, as amended, the Code of Business Conduct and Ethics of the Company. These responsibilities shall include, but shall not be limited to, the following:
1.	Attendance. Use best efforts to attend scheduled meetings of Company’s Board of Directors

2.	Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary;

3.
Participation. Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.

EXHIBIT B
INDEMNIFICATION AGREEMENT